As filed with the Securities and Exchange Commission on August 12, 1997

                                                      Registration No. 333-11313
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          ____________________________


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ____________________________

                            NABORS INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


               DELAWARE                                      13-2615287
     (State or other jurisdiction                         (I.R.S. Employer
           of incorporation)                             Identification No.)

            515 WEST GREENS ROAD, SUITE 1200, HOUSTON, TEXAS  77067
                                 (281) 874-0035
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            NABORS INDUSTRIES, INC.
                       1994 EXECUTIVE OFFICERS STOCK PLAN
                            1996 EMPLOYEE STOCK PLAN
                           (Full title of the Plans)

                      KATHY ELLIS, ESQ., ASSISTANT COUNSEL
                            NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                                 (281) 874-0035
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement also serves as Post-Effective Amendment No. 1 to Registration Statement Nos. 33-56000 and 33-87322 and Post-Effective Amendment No. 2 to Registration Statement Nos. 33-36229 and 33-45097 and the prospectus contained herein relating to reoffers and resales of Common Stock of Nabors Industries, Inc. is intended to be the combined prospectus referred to in Rule 429.

                                EXPLANATORY NOTE

The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of Common Stock of Nabors Industries, Inc. acquired by the persons named therein pursuant to the Plans specified therein.

                                   PROSPECTUS
                             UP TO 4,588,000 SHARES
                                 COMMON STOCK,
                           PAR VALUE $.10 PER SHARE,
                                       OF
                            NABORS INDUSTRIES, INC.



         This Prospectus relates to an aggregate of up to 4,588,000 shares of common stock, par value $.10 per share (the "Common Stock"), of Nabors Industries, Inc., a Delaware corporation (the "Company"), which shares of Common Stock are held by certain persons who may be deemed to be "affiliates" of the Company as defined by Rule 405(a) of Regulation C of the Securities and Exchange Commission (the "Commission"), and which shares of Common Stock may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"), including their transferees. See "Selling Stockholders." Shares of Common Stock offered hereby were acquired by the Selling Stockholders pursuant to the Company's 1988 Incentive Stock Option Plan, the 1990 Stock Option Plan, the 1992 Incentive Stock Plan, the 1993 Key Employee Stock Plan and the 1996 Employee Stock Plan (collectively, the "Plans"). Sales to be made pursuant to this Prospectus are to be made through ordinary brokerage transactions on the American Stock Exchange or any other national securities exchange on which the shares of Common Stock trade, at the price then available at the time of sale. However, the Selling Stockholders may elect to offer or sell shares of Common Stock pursuant to any of the methods listed herein. In the event that the Selling Stockholders elect to sell the shares of Common Stock in a manner other than ordinary brokerage transactions, and to the extent required by law, the Company will amend or supplement this Prospectus to provide the details of the offering. See "Plan of Distribution." This Prospectus also relates to such additional shares of Common Stock as may be issued to the Selling Stockholders as a result of future stock adjustments in respect of the shares of Common Stock covered hereby.

         The Selling Stockholders and any broker or dealer that participates in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters," as that term is construed within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any profit on the sale of the shares of Common Stock by them and any discounts and commissions received by such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will not receive any part of the proceeds from sales made hereunder. All expenses of registration incurred in connection with the offering being made of this Prospectus are being borne by the Company, but any brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.

         The Common Stock trades on the American Stock Exchange, and on August 11, 1997, the last practicable date preceding the date of this Prospectus, the closing price of the Common Stock on such exchange was $30.0625.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 12, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the Commission's facilities referred to above and at the public reference facilities at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock trades on the American Stock Exchange, and the reports, proxy statements and other information may also be inspected and copied at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         The Company has filed a registration statement on Form S-8 (herein, collectively, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement including the exhibits filed as a part thereof and otherwise incorporated therein.

         Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The following documents filed with the Commission incorporated in this Prospectus by reference:

         (A) The Company's Annual Report filed on Form 10-K, as amended, for the fiscal year ended September 30, 1996;

         (B) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996 and March 31, 1997;

         (C)     The Company's Current Report on Form 8-K dated January 31,
                 1997; and

         (D) The description of the Common Stock contained in the Registration Statement on Form 8-A, File No. 1-9245, filed with the Commission on August 22, 1986 as amended by Amendment No. 1 thereto dated May 20, 1992 and any subsequent amendment thereto filed for the purpose of updating the description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of shares of Common Stock hereunder shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement.

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement filed with the Commission (of which this Prospectus is a part) from a document or part thereof not delivered with the Prospectus, but not including exhibits to the document unless such exhibits are specifically incorporated by reference. Requests for such information should be directed to Nabors Industries, Inc., at the Company's executive offices located at 515 West Greens Road, Suite 1200, Houston, Texas 77067 (telephone number (281) 874-0035), Attention: Secretary.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION GIVEN WHICH IS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                USE OF PROCEEDS

         All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will receive no part of the proceeds of any sales made hereunder.
                              SELLING STOCKHOLDERS

         The shares offered hereby are shares of Common Stock which have been acquired pursuant to the Plans. The following table sets forth certain information with respect to the Selling Stockholders who may be selling shares of Common Stock pursuant to this Prospectus.




                                    Relationship With          Total Shares Owned as of     Total Shares
      Name and Address(1)              the Company                  July 28, 1997              Offered
      ----------------                 -----------                  -------------              -------
 Eugene M. Isenberg             Chairman of the Board, Chief              8,293,849(3)        2,825,500
                                Executive Officer

 Anthony G. Petrello            Director, President, Chief                3,684,000(4)        1,212,500
                                Operating Officer

 Richard M. Stratton            Vice Chairman of the Board                1,381,245(5)          550,000


                                                Shares Owned
                                                After Offering
                                                --------------
      Name and Address(1)               Number             Percent (2)
      ----------------                  ------             -------
 Eugene M. Isenberg                     5,468,349           5.23%

 Anthony G. Petrello                    2,471,500           2.40%

 Richard M. Stratton                      831,245              *

______________________

 *       Less than 1%.

(1) The address for the these individuals is 515 West Greens Road, Suite 1200, Houston, Texas 77067.

(2) Based on 100,629,256 shares of Common Stock issued and outstanding as of July 28, 1997.

(3) Includes 6,700,500 shares of Common Stock which may be acquired pursuant to the exercise of options within 60 days of July 28, 1997. The shares listed for Mr. Isenberg do not include 372,596 shares owned directly or held in trust by members of Mr. Isenberg's family of which Mr. Isenberg disclaims beneficial ownership .

(4) Includes 3,534,000 shares of Common Stock which may be acquired pursuant to the exercise of options within 60 days of July 28, 1997.

(5) Includes 1,362,500 shares of Common Stock which may be acquired pursuant to the exercise of options within 60 days of July 28, 1997.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby by the Selling Shareholders or their transferees are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed herein. Sales may be made in ordinary brokerage transactions on the American Stock Exchange or other national securities exchange on which shares of Common Stock trade or may trade in the future, at the price then prevailing at the time of sale. The commissions payable as a result of such sales will be the regular commissions of brokers for effecting such sales. Alternatively, the Selling Stockholders or their transferees may elect from time to time to offer their shares in (i) privately negotiated transactions directly with purchasers or (ii) through underwriters, dealers or agents, who may acquire shares as principal (which persons may then resell the shares), or who may receive compensation in the form of underwriting discounts, commissions, or commissions from the Selling Stockholders and/or purchasers of the Common Stock for whom they may act as agent (collectively, the "Alternate Methods"). Unless disclosed otherwise in a Prospectus Supplement or Amendment (see below), any sale pursuant to the Alternate Method described in clause (i) of the preceding sentence will be negotiated directly between the Selling Stockholder and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

         Any offer or sale made pursuant to an Alternate Method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from a Selling Stockholder that he has elected to use an Alternate Method for an offer or sale, and to the extent required by the Securities Act, a Prospectus Supplement or Amendment will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholders or the purchasers or the shares, any discounts, commissions or concessions allowed or reallowed or paid to dealers and any other material information required by the Securities Act.

         The Selling Stockholders and any underwriter, broker, dealer or other agent that participates in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters", as that term is construed within the meaning of the Securities Act, in which event any profit on the sale of the shares of Common Stock by then and any discounts and commissions received by any such underwriter, broker, dealer or other agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has informed the Selling Stockholders that the anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the requirement for delivery of this Prospectus in connection with any sale of Common Stock offered hereby. All expenses of registration incurred in connection with the offering being made of this Prospectus are being borne by the Company, but any brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.

         Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

                                INDEMNIFICATION

         Under Delaware law, a corporation may include provisions in its certificate of incorporation which relieves its directors of monetary liability for breach of their fiduciary duty, except under certain circumstances which include a breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and a knowing violation of law, or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

         Delaware law also provides that when an officer, director, employee or agent of a corporation is a party to, or is threatened to be made a party to, any action, the corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, if that person acted in good faith and he or she reasonably believed such actions were in, or not opposed to, the best interests of the corporation and were not unlawful.

         Delaware law also provides that a person to be indemnified has the right to be advanced any expenses incurred in his or her defense against any action prior to the final disposition thereof upon receipt by the Company of an undertaking by or on behalf of that person to repay such amount(s) if it is ultimately determined that such person is not entitled to such indemnification.

         The Company's Restated Certificate of Incorporation provides these rights to the Company's officers, directors, employees or agents. Directors and officers of the Company are also parties to employment agreements which provide for these and other indemnification rights in accordance with Delaware law. The Company has obtained an aggregate of $25,000,000 of directors and officers insurance coverage.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Michael W. Dundy, Esq., who served as Vice President and General Counsel of the Company. As of July 28, 1997, Mr. Dundy had the right to acquire 11,250 shares of Common Stock through the exercise of options pursuant to stock option plans of the Company, 7,500 of which were exercisable as of such date.


                                    EXPERTS

         The financial statements incorporated by reference in the Registration Statement have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8.  EXHIBITS.

         The following are filed as exhibits to this Registration Statement:

    Exhibit
    Number       Description
    ------       -----------
       5         Opinion of Michael W. Dundy, Esq.*
      23.1       Consent of Coopers & Lybrand L.L.P.
      23.2       Consent of Michael W. Dundy, Esq.*

      24         Power of Attorney*





___________________________
*        Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Houston, State of Texas, on August 11, 1997.

                                        NABORS INDUSTRIES, INC.



                                        By: /s/ ANTHONY G. PETRELLO
                                        -------------------------------
                                           Anthony G. Petrello
                                           President and Chief Operating Officer


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                    Title                                        Date
---------                    -----                                        ----

         *                Chairman and                           August 11, 1997
-----------------------
Eugene M. Isenberg        Chief Executive Officer


/s/ ANTHONY G. PETRELLO   President, Director                    August 11, 1997
-----------------------
Anthony G. Petrello       and Chief Operating Officer


         *                Vice Chairman                          August 11, 1997
-----------------------
Richard A. Stratton


         *                Director                               August 11, 1997
-----------------------
Gary T. Hurford


         *                Director                               August 11, 1997
-----------------------
Hans Schmidt


         *                Director                               August 11, 1997
-----------------------
Myron M. Sheinfeld

         *                Director                               August 11, 1997
-----------------------
Jack Wexler


         *                Director                               August 11, 1997
-----------------------
Martin J. Whitman


         *                Vice President - Finance               August 11, 1997
-----------------------
Bruce P. Koch


         *                Vice President                         August 11, 1997
-----------------------
Daniel McLachlin          and Secretary

*  By: /s/ ANTHONY G. PETRELLO
       -----------------------
         Anthony G. Petrello
         Attorney-in-fact

                              INDEX TO EXHIBITS

    Exhibit
    Number       Description
    ------       -----------
       5         Opinion of Michael W. Dundy, Esq.*
      23.1       Consent of Coopers & Lybrand L.L.P.
      23.2       Consent of Michael W. Dundy, Esq.*

      24         Power of Attorney*





___________________________
*        Previously filed.